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                                                       Exhibit (a)(4)


                         REEDY RIVER PROPERTIES, L.L.C.
                          One Insignia Financial Plaza
                        Greenville, South Carolina 29602


                                October 30, 1997



To:    The Limited Partners of
       Consolidated Capital Institutional Properties


         Enclosed for your review and consideration are documents relating to an offer by Reedy River Properties, L.L.C. ("Reedy River") to purchase your units of limited partnership interests in Consolidated Capital Institutional Properties for $400 in cash per unit. This offer will expire at 12:00 midnight, New York City time, on November 26, 1997 (unless extended by Reedy River).

         Reedy River is an affiliate of the General Partner of the Partnership.

         THE ENCLOSED DOCUMENTS CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU DECIDE WHETHER TO SELL YOUR UNITS TO REEDY RIVER PURSUANT TO THIS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, Beacon Hill Partners, at (800) 854-9486.

         Thank you.

                                                 Sincerely,


                                                 Reedy River Properties, L.L.C.